Exhibit 10.65

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

CLINICAL RESEARCH AGREEMENT

This Clinical Research Agreement (“Agreement”) is entered into this 5th day of November, 2013 (“Effective Date”) by and between ARCA biopharma Inc. (“Sponsor”), a Delaware corporation with offices at 11080 CirclePoint Road, Suite 140, Westminster, CO 80020, and Duke University (“Duke”), a nonprofit research, education and healthcare institution with an office at 2400 Pratt Street, Durham, North Carolina 27705 (individually, a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS Sponsor wishes to conduct a program of clinical research and development entitled, “GENETIC-AF – A Genotype-Directed Comparative Effectiveness Trial of Bucindolol and Metoprolol CR/XL for the Prevention of Symptomatic Recurrent Atrial Fibrillation in Patients with Heart Failure,”(the “Study”); and,

WHEREAS, Sponsor believes that Duke has the facilities and the personnel with the requisite skills, experience and knowledge as an Academic Research Organization to undertake such research as a Coordinating Center for the Study; and

WHEREAS, Sponsor and Duke enter into this Agreement to set forth the terms and conditions upon which Sponsor and Duke will conduct the Study; and

WHEREAS, the Study contemplated by this Agreement shall be of mutual interest and benefit to Sponsor and Duke, and shall further the instructional and research objectives of Duke in a manner consistent with its status as a nonprofit research, education and healthcare institution; and

NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants set forth herein, the Parties hereto agree as follows:

1.	Scope of Work.
1.1.

Study. The research to be conducted by Duke under this Agreement shall be conducted as set forth in the scope of work (“Scope of Work”), attached hereto as Appendix A and incorporated by reference. The Study shall be conducted in accordance with the Study protocol (the “Protocol”), which Protocol shall fully detail the clinical research activities and responsibilities to be undertaken; provided, however, that Duke’s obligation to conduct the Study is expressly conditioned upon the approval of its Institutional Review Board (“IRB”), as set forth in Section 14.2 below.  Thereafter, the Protocol may be amended only at the direction of Sponsor, subject to subsequent approval by the IRB.

1.2.

Transfer of Obligations.  Pursuant to 21 CFR § 312.52, this Agreement, and the Appendices annexed hereto shall serve as the written description of the obligations of Sponsor being transferred to Duke under the terms and conditions hereof.

1.3.

Principal Investigator.  The Study activities to be conducted by Duke hereunder shall be under the direction of Jonathan Piccini, MD (“Principal Investigator”) who is a full time faculty member at Duke University.

1.4.

Participating Investigators and Institutions. The Principal Investigator for the Study, in collaboration with the Sponsor, shall coordinate the Study at Duke and at other clinical sites conducting the Study (each site, a “Participating Institution”) and with the physicians at the Participating Institutions responsible for administering the Study (“Participating Investigators”). Duke shall enter into an agreement with each Participating Institution containing terms consistent with those in this Agreement (“Site Agreement”), which Site Agreement shall be subject to Sponsor’s prior written consent. Duke shall exercise all reasonable efforts to ensure that the data generated by the Participating Institutions shall be coordinated, analyzed and reported in an efficient and effective manner and in a format fully usable by Sponsor on a timely basis and in compliance with the Protocol.

1.5.

Supply and Use of the Study Material. Sponsor shall provide Duke with sufficient amounts of any drug, device, placebo, or comparator drug or device (“Study Material”) and all other materials to perform the Study on a timely basis.  Duke agrees that the Study Material shall be used only for the Study. Any unused Study Material remaining at the end of the Study shall be disposed of in accordance with Sponsor instructions.

Clinical Research Agreement-Sponsor’s Name-Date

2.	Inspections and Audits.
2.1

Regulatory Inspections. Authorized representatives of Sponsor may, upon reasonable advance notice, and representatives of the U.S. Food and Drug Administration (the “FDA”) or any other international health agency having regulatory authority over the subject matter of the Study may, at reasonable times, examine and inspect the facilities being used to conduct the Study, including the Participating Institutions, and review all records, procedures and other materials (including Case Report Forms and patient medical records to the extent allowed by the informed consent document or other legal disclosure authorization) related to the Study, and have access to the Principal Investigator and the Participating Investigators to discuss the Study.  If a Participating Institution is found deficient in any manner by Sponsor or Duke and reasonable efforts to correct the deficiency are ineffectual, Duke shall either terminate that Institution’s continued participation in the Study or take such corrective actions as may be agreed between Sponsor and Duke.  It is further agreed that if Duke is notified that the Study is to be the subject of an audit, Duke shall promptly inform Sponsor.  If a formal response to any audit is required, Duke shall provide Sponsor with the reasonable opportunity to review and comment upon Duke’s proposed response and shall provide Sponsor with a copy of Duke’s final response.

2.2.

Compliance Audits.  Sponsor has the right to conduct on-site Study compliance audits of Duke and Participating Institutions monitored by Duke at mutually agreed upon times.  Audits shall be at no additional cost to Sponsor provided such audits are at mutually agreed intervals and do not significantly alter Duke's ability to meet any deadlines delineated in this Agreement.  Sponsor may only request records or documents that are within the scope of the documents Duke or the Participating Institution is required to maintain pursuant to the Protocol, all applicable regulatory requirements and under the obligations of this Agreement.

3.	Debarment and Financial Disclosures.
3.1

Duke hereby certifies that neither it nor the Principal Investigator have been debarred under Article 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or disqualified as described in 21 C.F.R. §812.119.  In the event that Duke becomes debarred, Duke agrees to notify Sponsor immediately.  Duke hereby certifies that it has not and shall not use in any capacity related to the Study the services of any individual, corporation, partnership, or association which has been debarred under Article 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or disqualified as described in 21 C.F.R. §812.119.  In the event that Duke becomes aware of or receives notice of the debarment or disqualification of any individual, corporation, partnership, or association providing services to Duke which relate to the research conducted under this Agreement, Duke agrees to notify Sponsor immediately.

3.2

Financial Disclosure and Statement of Investigator.  Prior to the commencement of the Study at any particular Participating Institution, the Participating Investigators at such Participating Institution shall have completed, signed, and delivered to Sponsor a Statement of Investigator, Form FDA-1572, as described in 21 C.F.R. §312.53.

4.	Payment.
4.1.	Amount. Sponsor shall compensate Duke according to the Budget and Payment Schedule attached hereto as Appendix B and incorporated herein by reference.
4.2.	Payee. Any payment due from Sponsor set forth in Appendix B shall be tendered in the form of a check payable to Duke University at one of the following addresses:

Duke University Accounts Receivable Lockbox

P.O. Box 602651

Charlotte, NC  28260-2651

Where a physical address is required, checks should be mailed to:

Wells Fargo Lockbox

Duke University Accounts Receivable

Lockbox 602651

1525 West WT Harris Blvd – 2C2

Charlotte, NC  28262

Duke University’s Tax ID Number is 56-0532129.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

4.3.

Delays.  In the event of Force Majeure (as defined in Section 21 herein) or a modification to the Protocol pursuant to Section 1.1 hereof, the Parties agree to revise the Budget and Payment Schedule as necessary to reflect cost increases or decreases resulting from said event.

4.4.	Pass Through Expenses. Any expenses listed as a pass through cost in the Budget or Payment Schedule shall be reimbursed at actual cost plus a six-percent (6%) pass through cost.
4.5.

Payment of Invoices. Duke shall invoice Sponsor on a monthly basis for activities set forth in the applicable Budget. Sponsor shall be responsible for paying invoices within thirty (30) calendar days of receipt.  Sponsor shall notify Duke of any disputed invoices within twenty (20) calendar days of receiving such invoice and shall pay any undisputed amounts as set forth above. Provided that Sponsor pays undisputed amounts as set forth above, Duke shall continue to conduct research during which time the Parties shall use best efforts to resolve the disputed amount. In the event that the Parties cannot resolve the disputed amount within twenty (20) calendar days of Duke receiving the invoice dispute notice from Sponsor, the dispute shall be submitted to arbitration in accord with Section 19 herein, with each party paying its own legal fees.  Both Parties agree to continue good faith efforts to resolve the dispute prior to such stoppage of work

5.	Modifications and Amendments.

This Agreement may be amended from time to time upon the written agreement of the Parties.  The Parties agree to exert good faith efforts to incorporate any revisions required by law, FDA or other international health authorities. Any changes to a Scope of Work or Budget and/or Payment Schedule shall be incorporated into this Agreement by means of a written amendment.  Duke shall be under no obligation to commence work on any change to the Scope of Work until such amendment is executed.

6.	Data.

Clinical Data. All clinical data, including case report forms and other relevant information generated during the Study shall be owned by Sponsor, and shall be promptly and fully disclosed to Sponsor and shall be freely usable by Sponsor.  Sponsor shall ensure that Duke receives data transfers and/or a final data set of any Study data developed and/or maintained by Sponsor or any third party in privity of contract with Sponsor, including but not limited to a pharmacy and/or randomization vendor, as required for Duke to fulfill its obligations and exercise its rights pursuant to this Agreement.  Duke shall be free to maintain copies of all such materials and to use the results of the research for its own non-commercial teaching, research, education, clinical, and publication purposes only, subject to Section 8 (“Confidential Information”) and Section 9 (“Publication”) below, which rights shall not be transferable and shall be limited to non-commercial uses. If Duke’s activities in the Study are terminated prior to the end of the Study (other than for material breach under Section 16.2), Sponsor shall ensure that Duke receives a copy of the closed, locked, clinical database for the Study for its use, but limited to the scope of use permitted herein, prior to the unblinding of the data.

Regulatory Filings. Any and all findings obtained as a result of the Study shall be communicated to Sponsor which shall be free to incorporate such findings in any regulatory filing concerning the Study Material.  Duke and Principal Investigator(s) understand and agree that they shall have no ownership, license or access rights in, or to, such regulatory filings, nor shall they acquire any interest whatsoever in the Study Material as a result of performing the Study.

7.	Inventions.
7.1

Prior Inventions. It is recognized and understood that certain existing inventions and technologies are the separate property of Sponsor or Duke and are not affected by this Agreement, and neither Party shall have any claims to or rights in such prior, separate inventions and technologies, or improvements thereto, except only to the extent required for the conduct of the Study.

7.2

Title. Inventorship of new inventions, developments, or discoveries arising out of the Study (hereinafter “Invention”) shall be determined in accordance with U.S. patent law or by mutual agreement if the invention is not patentable. All rights, title and interest in and to any Invention that is not a Sponsor Invention, as defined below, shall be based upon inventorship with Sponsor holding sole title to any Invention made solely by Sponsor personnel, Duke holding sole title to any Invention made solely by Duke personnel, and the Parties holding joint title to any Invention made jointly by their personnel during the conduct of the Study, subject to the assignment and option provisions below. Duke shall promptly disclose to Sponsor in writing on a confidential basis any Invention made solely by Duke personnel or jointly with

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

Sponsor personnel. Sponsor shall promptly disclose to Duke on a confidential basis any Invention jointly made by Sponsor personnel together with Duke personnel.
7.3

Sponsor Inventions. All of Duke’s rights, title and interest in and to any Invention arising out of the Study and representing a reduction to practice of Sponsor’s documented prior conception (which documented prior conception includes the Protocol) or directly related to the Study Material shall be assigned to Sponsor (“Sponsor Invention”).  Sponsor shall reimburse Duke or Principal Investigator(s) for any reasonable expenses incurred at Sponsor’s request to secure title or legal protection for any such Sponsor Invention, and Duke shall cooperate, at Sponsor’s request, in any actions (including the execution of formal documents of assignment by Duke or any personnel assigned to the Study) required for such assignment.

7.4

Grant of Option.  Duke hereby grants Sponsor, without option fee other than the consideration of the Study sponsored herein and the reimbursement of all patent expenses related to the Invention incurred by Duke prior to and during the option period, an option to acquire an exclusive, worldwide, royalty‑bearing license to Duke’s rights to any Invention other than a Sponsor Invention, which option shall extend for ninety (90) days after Sponsor’s receipt of an Invention disclosure. If Sponsor notifies Duke in writing of its exercise of the option within the option period, then the Parties will have sixty (60) days after such notice to negotiate in good faith a license agreement on commercially reasonable terms. If Sponsor does not exercise this option, or notifies Duke that it will not exercise this option, or if the Parties fail to sign a license agreement within said sixty (60) day negotiation period, then Sponsor shall no longer have any claim or interest in Duke’s rights in the subject Invention, except that if the Parties are unable to reach agreement on licensing terms then for a period of one year after the negotiation period, Duke will not offer to license the Duke Invention to a third party on terms more favorable to the licensee than those last offered to Sponsor without first giving Sponsor thirty (30) days to accept such terms.

7.5

Reserved Rights. Duke shall reserve the right to use any Invention assigned or licensed by Duke to Sponsor for Duke’s own non-commercial research, educational, clinical and publication purposes, which rights shall not be transferable and shall be limited to non-commercial uses.

8.	Confidential Information.
8.1

Confidential Information. “Confidential Information” shall mean all information provided by one Party to the other and relating to the Study or the Study Material. If such transmittal occurs orally, the transmitting Party shall promptly reduce such transmittal to writing, mark and identify it as confidential, and provide such record to the other Party within thirty (30) days after the date of disclosure.  Specifically excepted from Confidential Information is all information that: (a) was previously known by the receiving Party; (b) is publicly disclosed except by breach of this Agreement either prior to or subsequent to the receiving Party’s receipt of such information; (c) is rightfully received by the receiving Party from a third party without an express obligation of confidence; or (d) is independently developed by personnel of the receiving Party without use of or reliance upon the Confidential Information of the other Party.

8.2

Nondisclosure and Non-Use. Subject to the provisions of the section headed “Publications” hereunder (Section 9), the receiving Party shall (a) not disclose Confidential Information of the Disclosing Party to any third party without prior written authorization from the Disclosing Party, (b) restrict disclosure to its own personnel who have a need to know such Confidential Information for purposes of the conduct of the Study or in furtherance of its rights or obligations hereunder, (c) use such Confidential Information only as necessary to conduct of the Study or in furtherance of its rights or obligations hereunder.  This provision shall remain in effect for five (5) years following the termination of the Study.

8.3

Patient Information. Each Party shall be provided with patient information as allowed by law and the patient informed consent and authorization documents and shall maintain the confidentiality of all such patient information, unless specifically required to disclose such information by law.

8.4

Legally Required Disclosure. Nothing set forth herein shall operate to prohibit or prevent a Party from disclosing Confidential Information pursuant to any judicial or government request, requirement or order, provided that the disclosing Party takes reasonable steps to provide the other Party with sufficient prior notice in order to allow the other Party to contest such request, requirement or order.

8.5

Publicity.  ARCA may disclose this Agreement and its terms at its discretion and as may be required by applicable law or regulations, subject to providing Duke with a reasonable opportunity to review and comment upon such disclosure; and further provided, that ARCA agrees to seek confidential treatment of any Confidential Information, consistent with

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

applicable law. After the initial public disclosure, either party may publicize information related to the Study or the Agreement, to the extent that such information is no longer confidential.
9.	Publication.

Sponsor recognizes the importance of communicating medical research and scientific data and its obligations to patients enrolled in the Study, and therefore encourages publication of such material in reputable scientific journals and at professional and/or academic seminars or conferences, in accord with the terms of this Agreement. The Steering Committee of the Study shall oversee the formation of a Publications Committee to review and approve analyses that may result in peer-reviewed manuscripts disclosing and/or analyzing clinical data generated from the Study (“Trial Results”) in scientific or academic journals by the Principal or Participating Investigators, Participating Institutions including Duke, or the Sponsor.  The Publications Committee will be comprised of the Principal Investigator, the Chair and the Co-Chair of the Steering Committee, and an ARCA representative, which initially shall be the ARCA CEO (Dr. Michael Bristow).  The Committee Chair will be selected by the Steering Committee. The Publications Committee will act as an independent body of scientific and medical experts, and shall consider each analysis with due regard for the scientific merit of the proposed publication with the aim of promoting the dissemination of scientific and medical knowledge. Decisions of the Publication Committee shall be by majority vote.  There shall be no restrictions on the topics or analytical approaches used in developing manuscripts, other than those imposed by the Publication Committee.

In addition to submission of any analysis to the Publications Committee for approval, any proposed publication resulting from an analysis approved by the Publication Committee shall also be submitted to Sponsor for its review and comment at least thirty (30) calendar days prior to submission for publication.  If Sponsor determines that the proposed publication contains patentable subject matter which requires protection, Sponsor may require the delay of publication for an additional period of time not to exceed sixty (60) calendar days for the purpose of filing patent applications. Duke shall ensure that Sponsor will be acknowledged on any publication authorized by the Publications Committee for its sponsorship of the Study in accordance with customary scientific principles of publication, and shall give Sponsor and/or Sponsor’s personnel appropriate credit for any direct contribution made by them.  Sponsor shall register the Study with www.clinicaltrials.gov, or an equivalent registry, and all Publications shall be consistent with usual academic standards in a manner compliant with the Uniform Requirements for Manuscripts Submitted to Biomedical Journals guidelines of the International Committee of Medical Journal Editors (http://www.icmje.org).

Notwithstanding the foregoing, Sponsor shall be permitted to coordinate or undertake other publications of Trial Results in forums other than peer-reviewed manuscripts published in academic or scientific journals, without prior authorization from the Publications Committee, including but not limited to presentations or posters at medical conferences, industry conferences, or in industry or marketing publications or other business-related disclosures.

10.	Use of Name.

No Party shall use the name, trademarks, logos, physical likeness or other symbol of any other Party, or its employees, for any marketing, advertising or public relations purposes without the prior written consent of the affected Party.  Notwithstanding anything herein to the contrary, Duke shall have the right to post Sponsor’s name, the Study name, and the Study period, on Duke’s publically accessible lists of research conducted at Duke and as may be required in submissions to funding agencies.

11.	Medical Care Costs.

Sponsor shall be responsible for payment of the actual and reasonable medical expenses incurred in diagnosing and treating any injury, illness, or adverse reaction of a Study subject that results from the administration or use of the Study Material in accordance with the Protocol or the proper performance of any Protocol procedure, and which does not arise from any of the causes attributable to Duke or Principal Investigator set forth in Section 12.2 hereof.

12.	Indemnification.
12.1

Indemnification by Sponsor.  Sponsor agrees to indemnify, hold harmless and defend Duke, its trustees, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including attorneys’ fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of the Study conducted pursuant to this Agreement (the “Liabilities”).  Notwithstanding the forgoing, Sponsor

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

shall not be liable to Duke to the extent the Liabilities result from (i) Duke’s failure to obtain the prior approval of an IRB in accordance with the IRB’s approved procedures; (ii) Duke’s failure to follow the Protocol in any material respect or to comply with federal, state, local or international health authority law or regulation in connection with the Study; or (iii) Duke’s negligence or willful misconduct in connection with the Study or its breach of the material terms of this Agreement.

12.2

Indemnification by Duke.  Duke agrees to indemnify, hold harmless and defend Sponsor, its directors, officers, employees, and agents from and against the Liabilities, to the extent the Liabilities result from (i) Duke’s failure to obtain the prior approval of the IRB in accordance with the IRB’s approved procedures; (ii) Duke’s failure to follow the Protocol in any material respect or to comply with federal, state, local or international health authority law or regulation in connection with the Study; or (iii)  Duke’s negligence or willful misconduct in connection with the Study or its breach of the material terms of this Agreement.  Notwithstanding the forgoing, Duke shall not be liable to Sponsor under this indemnity to the extent that such Liabilities result from Sponsor’s negligence, or willful misconduct, or its breach of the material terms of this Agreement.

12.3

Indemnification Process.  A Party seeking indemnification hereunder shall give notice to the other Party promptly upon receipt of written notice of the potential claim.  The Party seeking indemnification shall permit the indemnifying party to assume the defense and/or disposition of any such claim or related litigation, provided that counsel is reasonably acceptable to the Party seeking indemnification.  The Party seeking indemnification shall cooperate with the indemnifying Party in all reasonable respects with respect to the defense of any such claim, with the out-of-pocket costs of the Party seeking indemnification to be reimbursed by the indemnifying Party.

12.4

Indemnification for Participating Institutions and Participating Investigators.  Sponsor agrees to enter into an indemnification agreement with each Participating Institution and Participating Investigator for liabilities arising from the Study, in a form to be agreed-on between Sponsor and each such party.

12.5

Disclaimer of Warranty.  Duke and Sponsor understand and agree that the conduct of the Study is experimental in nature and that no warranty, either expressed or implied, is made regarding the results of any research conducted under this Agreement. Neither party shall be liable for incidental or consequential damages under this Agreement, other than each party’s obligation to indemnify the other party for Liabilities pursuant to this Article 12.

13.	Insurance.

The Parties hereto warrant that they shall maintain during the term hereof policies of liability insurance with minimum coverage as follows:

13.1

As to Sponsor: Sponsor represents that, as of the Effective Date, it carries Products and Completed Operations Liability Insurance with limits not less than one million dollars ($1,000,000) per occurrence combined single limit and one million dollars ($1,000,000) annual aggregate.  Sponsor shall, no later than the date of enrollment of the first patient in the Study, increase such coverage under its Products and Completed Operations Liability Insurance to limits not less than five million dollars ($5,000,000) per occurrence combined single limit and five million dollars ($5,000,000) annual aggregate.  If such insurance or program of self-insurance is written on a claim-made form, coverage shall survive for a period of not less than three (3) years following locking of the clinical database for the Study. Sponsor agrees to furnish to Duke a certificate of insurance or evidence of self-insurance acceptable to Duke indicating the required coverage, including a certificate indicating the required increase in coverage when the Study begins enrollment.

13.2

As to Duke: Duke represents that it carries Comprehensive Form General and Professional Liability Insurance with limits of not less than three million dollars ($3,000,000) per occurrence combined single limit and ten million dollars ($10,000,000) annual aggregate. If such insurance or program of self-insurance is written on a claim-made form, coverage shall survive for a period of not less than three (3) years following termination of this Agreement. Coverage shall provide for a retroactive date of placement coinciding with or prior to the Effective Date. Duke agrees to furnish to Sponsor a certificate of insurance or evidence of self-insurance acceptable to Sponsor indicating the required coverage.

14.	Compliance.
14.1

The Study shall be conducted in compliance with all applicable federal, state, local, international health authority and institutional laws, regulations and guidelines, including, without limitation, all good clinical practice requirements as promulgated by the FDA, the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996 and all

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

requirements imposed by legally constituted IRBs. Sponsor agrees to collect, use and disclose information with respect to the Study subject only in accordance with the informed consents and legal disclosure authorizations obtained from such Study subject as part of the Study, unless otherwise required by law.

14.2

Duke shall apply for approval to conduct the Study with Duke’s IRB. Sponsor and Duke shall cooperate with each other in preparing and filing the Study protocol, informed consent form, and other information with the IRB, including any modifications thereof, prior to use by Duke or any Participating Institution.

14.3

Sponsor shall promptly report to Duke and Principal Investigator any information, including data and safety monitoring findings or information contained in site monitoring reports, which could directly affect the safety of past or current Study subjects or influence the conduct of the Study.  In each case, the Principal Investigator and Duke shall be free to communicate these findings to each Study subject and the IRB.  Duke will (and will require all Participating Institutions to) promptly, in accordance with applicable laws and regulations and in accordance with the Protocol, advise the Sponsor of any adverse reactions or side effects relating to the Study Material occurring during the conduct of the Study or that become known to it.

14.4

Duke shall use reasonable efforts to ensure the integrity of all Study data and promptly report to Sponsor any suspected “research misconduct” arising in connection with the Study, as that term is defined pursuant to 42 C.F.R. §93.103.

15.	Term.

Term. The term of this Agreement shall commence as of the Effective Date and terminate upon completion of the Scope of Work under this Agreement, unless terminated sooner in accordance with the terms herein.

16.	Termination.
16.1

Termination. This Agreement hereto may be terminated for any reason by Sponsor upon ninety (90) days prior written notice to Duke. Notwithstanding the foregoing, this Agreement may be terminated immediately by written notice, in the following circumstances:

(a)	Authorization and approval to perform the Study in the United States is withdrawn by the FDA on a permanent or temporary basis;
(b)	Animal, human or toxicological test results, in the reasonable determination of Sponsor, support immediate termination of the Study;
(c)

The emergence of adverse events with a compound administered in the Study is of such magnitude or significance that, in the reasonable determination of Sponsor or a Data Safety Monitoring Board, supports immediate termination of the Study;

(d)	If, for any reason the Principal Investigator is unable to continue to in that role and a successor acceptable to Sponsor is not available; or
(e)	A material event adversely affecting Sponsor’s ability to finance the Study.
16.2

Termination for Breach. This Agreement may be terminated by either Party upon the occurrence of any material breach or default by the other Party, provided that the breaching or defaulting party shall be given not less than thirty (30) days prior written notice and the opportunity to cure the breach or default during such period.

16.3

Wind-Down Plan Upon Termination.  Both Duke and Sponsor recognize that early termination of this Agreement requires both discussion and coordination between the Parties to ensure patient safety, continuity of treatment, if appropriate, and compliance with all applicable regulations.  Upon early termination of this Agreement, the Parties shall cooperate to provide for an orderly cessation of the Study.  Each Party further agrees to take no action or forego taking action if such action or forbearance would in any manner jeopardize patient safety or the utility, quality or integrity of the Study or violate or cause the other Party to violate any applicable laws.  In addition, Duke shall conduct such activities as are reasonably necessary in connection with the orderly wind-down of the Study or the transfer of Duke’s responsibilities to Sponsor or its designee.  Based upon Sponsor’s written instructions regarding the scope of activities to be conducted by Duke in connection with termination of the Study, to be delivered to Duke as soon as possible after notice of termination is received, Duke shall submit to Sponsor a wind-down, close out, or transfer plan to accomplish the tasks or research identified by Sponsor’s written instructions together with a budget, both to be mutually agreed on in writing (“Plan”).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

16.4

Handling Data Upon Termination. The Parties agree that the transfer of the Study data and outstanding reports are critically important to both Parties.  The Plan shall include the procedures and responsibilities of each Party including but not limited to the orderly collection of all patient data outstanding at participating sites, data analysis and entry of such data into the Study database, and any manuscript resulting therefrom.

16.5

Compensation Upon Termination. Upon early termination of this Agreement other than for material breach or default by Duke, Sponsor shall promptly compensate Duke for all work and research performed under this Agreement up to the effective date of termination, and reimburse Duke for any non-cancelable commitments and all activities in connection with the orderly wind-down and close out of the Study pursuant to the Plan.  In the event of early termination hereunder and a Plan agreed-to by the Parties, Sponsor shall compensate Duke for the processing of any outstanding data collected, analyzed, and entered into the applicable database in accordance with a Plan.

16.6

Termination Survival.  Notwithstanding any termination or expiration of this Agreement, or any Study Addendum hereto, Sections 2, 3, 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 17, 19 and 22 shall survive any termination of this Agreement.

17.	Notices.

Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed given as of the date it is received by the receiving Party. Notice shall be given to the Parties at the addresses listed below, or such alternative address as may be provided by one Party to the other in writing:

If to Duke:

Office of Research Administration

2200 W. Main St., Suite 820

Durham, NC 27705

Phone: 919-684-5175

Facsimile: 919-684-6278

with a copy to:

Contracts Management

Duke Clinical Research Institute

300 W. Morgan Street, Suite 800

Durham, NC 27701

Phone: 919-668-8081

Facsimile: 919-668-8100

If to Sponsor:

ARCA biopharma Inc.

11080 CirclePoint Road, Suite 140

Westminster, CO 80020

With a copy to:

Chief Executive Officer

18.	Relationship of the Parties.

Duke’s relationship to Sponsor under this Agreement shall be that of an independent contractor and not an agent, joint venture, or partner of Sponsor. No Party hereto shall have, or shall represent that it has, any power, right or authority to bind the other Party hereto to any obligation or liability without express authorization from such other Party.

19.	Arbitration.

The Parties agree to attempt to resolve promptly any dispute arising out of or relating to this Agreement by good faith negotiation; provided, however, if such attempts at dispute resolution shall fail, disputes relating to the terms and conditions of

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

this Agreement shall be exclusively resolved, upon written request by either Party, by final and binding arbitration in a mutually agreed location, or a location chosen by the chair of the arbitration panel if the Parties cannot agree, pursuant to the commercial arbitration rules of the American Arbitration Association, in accordance with the following procedures:

(a)

The arbitration tribunal shall consist of three arbitrators.  The Parties shall respectively nominate one arbitrator in the request for arbitration and one arbitrator in the answer thereto, and the two arbitrators so named will then jointly appoint a third arbitrator as chairperson of the arbitration tribunal.

(b)

The decision of the arbitration tribunal shall be final and binding upon the Parties hereto, and judgment upon such decision may be entered in any competent court for juridical acceptance of such an award and order of enforcement.  Each Party hereby submits itself to the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.  Each Party in any arbitration hereunder shall be responsible for its own attorney’s fees in prosecuting such arbitration claim.

20.	Similar Research.

Nothing in this Agreement shall be construed to limit the freedom of Duke or its researchers who are participants under this Agreement, from engaging in similar research made under other grants, contracts or agreements with parties other than the Sponsor.

21.	Force Majeure.

If either Party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder for any reason beyond such Parties reasonable control, including but not limited to, strike, lockouts, labor troubles, governmental or judicial actions or orders, riots, insurrections, war, acts of God (a “Disability”) then such Party’s performance shall be excused for the period of the Disability.  Any Study timelines affected by a Disability shall be extended for a period equal to the delay and any affected Budget shall be adjusted upon mutual agreement of the Parties to account for cost increases or decreases resulting from the Disability. The Party affected by the Disability shall notify the other Party of such Disability as provided for herein.

22.	Non-Solicitation.

During the term of this Agreement and for a one year period thereafter, Sponsor shall not solicit for hire (or the provisions of services under contract) any employee of Duke University that is involved in the conduct of the Study.

23.	Entire Agreement.

This Agreement constitutes the full and complete understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect to such subject matter. Any amendments or revisions to this Agreement must be proposed in writing by either Party and accepted in writing by the other Party before they will become effective and binding. Any handwritten modifications to this Agreement shall be null and void unless such modifications are initialed by both Parties.

24.	No Waivers.

No delay or omission by a Party hereto to exercise any right under this Agreement shall impair any such right or power or be construed to be a waiver thereof.  A waiver by any of the Parties hereto of any of the covenants, conditions or agreements herein contained shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained.  No waiver or discharge of any provisions of this Agreement shall be valid unless it is in writing and is executed by the Party against whom such change or discharge is sought to be enforced.

25.	Severability.

If a judicial determination is made that any of the provisions contained in this Agreement constitute an unreasonable restriction against a Party or are otherwise unenforceable, such provision or provisions shall be rendered void or invalid only to the extent

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

that such judicial determination finds such provision or provisions to be unreasonable or otherwise unenforceable, and the remainder of this Agreement shall remain operative and in full force and effect.

26.	Assignment and Subcontracting.

Duke may not assign this Agreement or subcontract or delegate any of the activities to be performed by it hereunder without the prior written consent of Sponsor.  Sponsor may assign this Agreement in connection with in connection with the transfer or sale of all or substantially all of its assets or business or the acquisition of Sponsor or its merger or consolidation with a third party, in connection with a clinical or commercial partnership, or with the prior written consent of Duke.  Any attempted assignment of this Agreement not in compliance with this Section 26 will be null and void and of no legal force or effect.  This Agreement will inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns.  No assignment will relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.

27.	Headings.

The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date

IN WITNESS WHEREOF, this Agreement is entered into as of the date first written above.

ARCA biopharma Inc.		Duke University:

By:	/s/ Michael R. Bristow	By:	/s/ Barbara C. Hall
Name:	Michael R. Bristow	Name:	Barbara C. Hall
Title:	Chief Executive Officer	Title:	Assistant Director
Date:	November 5, 2013	Date:	October 30, 2013

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

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APPENDIX A

[* 29 pages of text omitted]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Clinical Research Agreement-Sponsor’s Name-Date